Exhibit 99.1

Since 1945

Press Release

FOR IMMEDIATE RELEASE	CONTACT: Jim Fox, General Counsel 336-719-4611
PIKE ELECTRIC ANNOUNCES INITIAL RESTRUCTURING CHANGES
MOUNT AIRY, NC, November 13, 2006 Pike Electric Corporation (NYSE:PEC), one of the nation’s largest providers of outsourced electric distribution and transmission services, today announced changes in certain management responsibilities.
Pike announced today the appointment of Mr. Jim Benfield to the position of Southern Region Vice President. Previously, Mr. Benfield had served as Northern Region Vice President before assuming the present Senior Vice President of Administrative Services position. “Jim’s strong operational background and customer focus will be a positive for Pike and our customers as he guides our operations in Georgia and Florida,” stated J. Eric Pike, chairman and CEO of Pike Electric.
Mr. Benfield is a graduate of North Carolina State University and has worked with Pike for over 20 years in various capacities.
Mr. Jim Fox, currently the company’s General Counsel and Vice President for Risk Management, will assume the additional departments and duties of Human Resources and Administrative services upon Mr. Benfield’s move to the company’s Southern Region.
“These changes represent the first steps in Pike Electric’s management and cost restructuring plan and I am confident that they will provide new and better service to our customers, both internal and external,” stated the company chairman and CEO.
About Pike Electric
Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. Its core activities consist of the maintenance, upgrade and extension of electric distribution and sub-500 kilovolt transmission powerlines for more than 150 electric utilities, cooperatives and municipalities. Pike Electric services a contiguous 19 state region that stretches from Pennsylvania in the north to Florida in the southeast and Texas in the southwest and is a recognized leader in storm restoration services. The Company’s common stock is traded on the New York Stock Exchange under the symbol PEC. For further information regarding Pike Electric, visit the Company’s website at www.pike.com.
Safe Harbor
This press release contains forward-looking statements that relate to Pike Electric’s plans, objectives and estimates. The terms “should”, “believe”, “plan”, “expect”, “anticipate”, “estimate”, “intend” and “project” and similar words or expressions are intended to identify forward-looking statements. To the extent permitted by applicable law, Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement.